EXHIBIT 10.38


                      FIRST LEASE AMENDMENT AGREEMENT


          THIS FIRST LEASE AMENDMENT AGREEMENT, made and entered into this
     day of         , 1996, by and between CK-CHILDRESS KLEIN #8 LIMITED
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PARTNERSHIP (hereinafter called "Landlord") and SIMMONS COMPANY (hereinafter called "Tenant").


                            W I T N E S S E T H:

          WHEREAS, by Lease Agreement dated May 5, 1993, (the "Lease"), Landlord leased to Tenant approximately 113,400 square feet at 5100 West W.T. Harris Boulevard, Charlotte, North Carolina (the
"Premises"); and

          WHEREAS, Tenant is desirous of expanding into approximately 30,780 square feet at 5100 West W.T. Harris Boulevard ("First Expansion Premises") for a term commencing December 1, 1995, and terminating April 30, 2003.

          NOW THEREFORE, in consideration of the mutual promises given one to the other, the parties hereto intending to be legally bound, do hereby covenant and agree as follows:

          1. The lease term for the First Expansion Premises (the "Lease Term") shall commence on December 1, 1995, and extend through April 30, 2003.

          2. The base monthly rental amount for the First Expansion Premises (the "Base Rent") shall be Seven Thousand Four Hundred and No/100 Dollars ($7,400.00).

          3. As part of this agreement, Landlord shall erect a fence representing approximately 30,780 square feet as outlined in red on Exhibit "A" until such time as a new tenant leases the adjacent 30,780 square feet.

          4. The Premises as defined in the Lease shall include the First Expansion Premises.

          5.   CPI ADJUSTMENT

               a. As of May 1, 1998, Tenant's Base Rent will be adjusted by taking sixty percent (60%) of the percentage increase in the Consumer Price Index over the first twenty nine (29) months of the Lease Term. The adjustment shall be at least equal to the Base Rent, or at most a twenty percent (20%) increase in the Base Rent. The adjustment shall be calculated in the manner set forth below.

               b. The Consumer Price Index (the "Index") is defined as the Consumer Price Index for all urban consumers for the Atlanta metropolitan Area (All Items) as published by the United States Department of Labor Bureau of Labor Statistics. The percentage of any increase in the Index shall be determined by subtracting the Index for the most recent date prior to December 1, 1995, from the Index for the most recent date prior to May 1,1998, and then dividing that difference by the Index for the most recent date prior to December 1, 1995. That percentage increase shall then be multiplied by sixty percent (60%) to arrive at the percentage increase in the rental rate for the remaining term. Notwithstanding the above, in no event shall the monthly rent after this adjustment be less than the Base Rent. Notwithstanding the foregoing, the Base Rent for the remaining term, as adjusted pursuant hereto, shall not exceed the result obtained by increasing the Base Rent by twenty percent (20%). In the event said Index is discontinued or revised during the Lease Term such other comparable governmental Index or computation as determined by the parties with which it is replaced shall be deemed the basis for computation.

          6.   RIGHT OF FIRST REFUSAL

               a. Landlord is the owner of the 30,780 square foot space outlined in blue on Exhibit "A" ("Second Expansion
               Premises").  Tenant shall have the right to match any bona

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               fide offer that Landlord will accept on all, or any portion, of the Second Expansion Premises ("Right of First Refusal"). Tenant shall have five (5) business days after receiving written notice from Landlord that Landlord has received a bona fide offer on all, or any portion, of the Second Expansion Premises in which to exercise Tenant's Right of First Refusal.

               b. If Tenant exercises its Right of First Refusal, than the lease of the Second Expansion Space will be consummated according to the terms set forth in the bona fide offer. Tenant's written acceptance shall be binding and Tenant shall have ten (10) days in which to execute a Lease Agreement on the Second Expansion Premises. In the event Tenant fails to give Landlord written notice of Tenant's election to lease the Second Expansion Premises within five
               (5) business days from notification, then Tenant's rights under this Paragraph 5 to lease the Second Expansion Premises shall terminate and expire.





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               c.  If Tenant does not exercise the Right of First Refusal as referenced above, then Tenant's Base Rent shall increase by $1,200 per month at the commencement date of the lease to a third party on the Second Expansion Space.

          7.   RENEWAL OPTIONS

               This renewal option pertains to the First Expansion Premises or the First Expansion Premises and Second Expansion Premises combined, depending upon Tenant's occupancy at the time they exercise this renewal option. So long as the Tenant is not in default of the terms hereunder Tenant shall have the option to renew this lease on the appropriate expansion premises for four
               (4) consecutive terms of five (5) years each at the then fair market rates for comparable facilities by notifying Landlord of its intent not less than one hundred eighty (180) days prior to the expiration of the primary term. These terms shall be consecutive, that is, should Tenant fail to exercise a renewal option in accordance with this paragraph 6, then the option so failed and any subsequent options shall be null and void. If Tenant exercises such option as provided for above, the lease extension shall be at the same terms as contained herein with the exception of the new rental rate. In no event shall the rent for the second or any subsequent renewal period be less than the rent for the previous renewal period. The renewal option on the appropriate expansion premises shall be independent of the renewal option for the Premises; that is, Tenant may exercise the renewal option on the Premises and decline the renewal option on the appropriate expansion premises.

          8. All of the terms and conditions of the Lease unless expressly modified in this First Lease Amendment Agreement shall remain in full force and effect.

          IN WITNESS WHEREOF, the said parties have executed this First Lease Amendment Agreement in triplicate, the day and year first above written.



          EXECUTED BY LANDLORD this      day of         , 19  .
                                    ----        --------    --

ATTEST/WITNESS:          LANDLORD:

                         CK-CHILDRESS KLEIN #8 LIMITED PARTNERSHIP, a Texas limited partnership

                         By: Childress Klein Industrial-Charlotte #3, Inc., its general partner


By:                           By:
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      [Seal]                       Landon R. Wyatt, III
                                   President


     EXECUTED BY TENANT this  6  day of February      , 1996.
                             ---        --------------    --


ATTEST/WITNESS:               TENANT:

                              SIMMONS COMPANY


By: /s/ Deborah Y. Negley     By:  /s/ George Franklin
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         [Seal]

                              Its: Vice President - Finance, Treasurer
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